 Exhibit 10.2

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is by and between SIMIA CAPITAL, LLC, a Delaware limited liability company (the “Company”) and Mr. Patrick Preece (“Executive”), and entered into effective as of November 11, 2016.

INTRODUCTION

The Company will be engaging in the business of providing litigation funding and related services to the litigation industry and monitoring the liquidation of an existing funding portfolio involving an affiliate of the Company (collectively, the “Business”). The Board of Directors (“Asta Board”) of Asta Funding Inc. (“Asta”), the parent of the Company, has determined that it is in the best interests of Asta and the Company to ensure that the Company will have the continued dedication and service of Executive, in the role of the Company’s Chief Executive Officer, and to obtain the benefit of certain covenants set forth herein. Executive desires to serve the Company in such role and provide the Company with such covenants. Accordingly, the parties wish to enter into this Agreement setting forth their respective rights and obligations. Executive is being appointed as a director of Asta promptly upon execution of this Agreement and will serve as a director without additional compensation.

AGREEMENT

Now, Therefore, in consideration of the foregoing and the mutual covenants set forth herein, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1.     Certain Definitions.

1.1     “Code” means the Internal Revenue Code of 1986, as amended, including and succeeding provisions of law and any regulations promulgated by the United States Treasury Department thereunder.

1.2     “Employment Period” means the period beginning on November 11, 2016 and ending on the fifth anniversary of that date unless terminated sooner pursuant to this Agreement or if renewed by both parties.

1.3     “Cause” means any one or more of the following: (a) the commission by Executive of an act constituting a misdemeanor involving moral turpitude or a felony (or state law equivalent of either) under the laws of the United States or any state or political subdivision thereof or any other jurisdiction (including a plea of nolo contendere); (b) the commission by Executive of an act constituting a breach of his fiduciary duty, gross negligence or willful misconduct; (c) the commission by Executive of an act of fraud, dishonesty, illegal conduct in connection with his employment, embezzlement or material misrepresentation; (d) a material breach by Executive of his obligations under this Agreement or any other written agreement with the Company or its affiliates, provided that, to the extent an act or omission giving rise to a material breach is reasonably susceptible to cure, the Executive shall be given a reasonable opportunity, not to exceed thirty (30) days, after written notice by the Company to the Executive to cure such act or omission; (e) Executive’s neglect or failure to apply his best efforts to, or satisfactorily perform, his material duties and responsibilities as a chief executive officer of the Company, (f) the Executive’s failure to reasonably comply with any valid and legal directive of the Company’s Chairman of the Board (the “Company Chairman”) or the Company’s Board of Managers (the “Company Board”) or (g) Executive’s material failure to comply with the written rules and policies of Asta or the Company as in effect from time to time, provided that, to the extent the failure giving rise to a material breach is reasonably susceptible to cure, the Executive shall be given a reasonable opportunity, not to exceed thirty (30) days, after written notice by the Company to the Executive to cure such failure.

1.4     “Good Reason” means a termination by Executive of his employment hereunder upon the occurrence of any of the following events taking place without Executive’s prior written approval: (a) a Change in Control (as defined below) of the Company; (b) the required relocation of the place at which Executive must render a majority of his ordinary duties for the Company to more than 35 miles from New York City, New York; (c) any material diminution in the Executive’s title, authority or responsibilities, provided such diminution of the Executive’s authority or responsibilities does not result from the Executive’s inadequate job performance; (d) any reduction, in the Executive’s Base Salary (as defined below) or (e) a material breach by the Company of any of its obligations contained in this Agreement, provided that, to the extent an act or omission giving rise to a material breach is reasonably susceptible to cure, the Company shall be given a reasonable opportunity, not to exceed thirty (30) days, after written notice by the Executive to the Company to cure such act or omission. For purposes of this Agreement, "Change in Control" shall mean the occurrence of any of the following: (i) the consummation of any transaction, or a series of transactions (including, without limitation, any merger or consolidation) the result of which is that one person (or more than one person acting as a group) becomes the beneficial owner, directly or indirectly, of more than 50% of the total voting power of the stock of Asta; provided that, this clause (i) shall not apply to any beneficial ownership of Asta stock by Gary Stern, his immediate family members or trusts or other entities controlled by the foregoing; (ii) a majority of the members of the Asta Board are replaced by directors whose nomination, appointment or election is not approved by a majority of the Asta Board as of the date hereof or by directors subsequently approved by a majority of the Asta Board as of the date hereof; (iii) the direct or indirect sale, transfer, conveyance or other disposition, in one or more series of related transactions, of all or substantially all of Asta's and its subsidiaries’ assets, taken as a whole; or (iv) the adoption of a plan providing for Asta’s liquidation or dissolution.

2.     Employment and Duties.

2.1     The Company agrees to continue to employ Executive for the Employment Period, and Executive agrees to remain in the employ of the Company for the Employment Period, subject to the terms and conditions in this Agreement. The term of this Agreement shall continue as described therein, and until such time as the employment of Executive is terminated pursuant to Section 7 below.

2.2     The Company is employing Executive hereunder as the Company’s Chief Executive Officer and Executive shall be expected to perform and fulfill all of the job functions commonly associated with that position on behalf of the Company including without limitation those set forth on the attached Exhibit A. In this regard, Executive agrees to perform such duties and responsibilities in good faith and for the exclusive benefit of the Company, as are prescribed for him under this Agreement, the Company’s and Asta’s charter documents, and Asta’s written policies that are in effect from time to time and are available to Executive, and as otherwise reasonably directed by the Company Board or Company Chairman.

2.3     Executive’s entire business time, attention, energies and skills shall be devoted to the Company and the Business; provided, however, that Executive shall nonetheless be permitted to retain his current board positions with the companies listed in Exhibit B, and Executive shall be entitled to participate in social, civic or professional associations or engage in passive outside investment activities and functions reasonably related to the board positions referenced above, which may require a limited portion of time and effort to manage (consistent at all times with Company’s requirements, and Asta’s policies and procedures), so long as such activities, including the above referenced board positions, do not interfere with the performance of Executive’s duties nor involve persons or companies that directly compete with the Business or the products or services offered by or through Company or its affiliates.

3.     Compensation. For services rendered by Executive during the Employment Period, the Company shall compensate Executive as follows:

3.1     Executive shall receive an annual base salary of $250,000 (the “Base Salary”) that will be paid in accordance with the Company’s normal payroll cycle. During the Employment Period, the Compensation Committee of the Asta Board (the “Comp Committee”) will review the Base Salary no less frequently than annually and may, in connection with any review, increase the Base Salary. Any decision by the Company Board to increase the Base Salary shall not serve to limit or reduce any other obligation of the Company to Executive under this Agreement.

3.2     Executive shall be eligible for an annual cash bonus, grant of shares or stock options in Asta (the “Annual Bonus”) in the sole and exclusive discretion of the Comp Committee.

3.3     Asta will create a bonus plan (the “Plan”) for the Executive and the rest of the Company’s management team (collectively, the “Management Team”). The Plan will be reasonably acceptable to Executive and subject to the Comp Committee approval. The Company agrees to contribute to the Plan an aggregate amount equal to 20% of the profit (“Profit”) of the Business (“Profit Bonus”) for each full fiscal year that the Business has achieved an internal rate of return of 18% or more, for that fiscal year, as determined by Asta in accordance with the calculation set forth on the attached Exhibit C. The Profit will be calculated as the revenue of the Business minus the expenses of the Business, determined on a cash basis. The Plan shall state that Asta’s Comp Committee in its sole discretion, after consultation with Executive (so long as the Executive is an employee), will set the allocation of the Profit to the Executive (not less than 10% nor more than 15% of the Profit constituting part of the Profit Bonus) and the remainder to the other members of the Company’s Management Team. The payment of 50.0% of any Profit Bonus shall be deferred for a period of two years and shall be subject to reduction during such time, pro rata to the members of the Management Team, for losses, penalties and fines, and third party claims relating to, the portfolios or the Business. The Profit Bonus may be paid in cash or (restricted) Asta stock (at fair market value based on the 20 day VWAP prior to the payment date), at the discretion of the Comp Committee, so long as Asta remains a publicly traded company, provided, however, that if any portion of the Profit Bonus is to be paid in stock, Asta shall include a cash portion to be deducted from the applicable aggregate Profit Bonus due and payable that is sufficient for the eligible employees to pay the estimated taxes that they would be required to pay upon receipt of that stock. “VWAP” means, as of any date, the average of the volume-weighted average price for the shares of common stock of Asta on the NASDAQ Global Select Market (as reported by Bloomberg for the hours 9:30 a.m. to 4:00 p.m. New York City time) on each trading day during the applicable period.

3.4     In addition to Base Salary, any Annual Bonus and/or Profit Bonus payable as above provided, Executive shall be entitled during the Employment Period to participate in all incentive, savings, and retirement plans, practices, policies and programs made available from time to time to other management-level employees of Asta and its subsidiaries.

3.5     Executive and Executive’s qualified family members, as the case may be, shall be eligible to participate in, and shall receive all benefits under, the welfare benefit plans, practices, policies and programs (specifically including but not limited to health insurance benefits) made available from time to time to other management-level employees of Asta and its subsidiaries.

3.6     During the Employment Period, Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by Executive in connection with the Business of the Company in accordance with the applicable policies, practices and procedures of the Company and its affiliates.

3.7     During the Employment Period, Executive shall be entitled to four weeks of paid vacation per year pursuant to the terms and conditions in Asta’s policies in effect from time to time. Executive shall accrue vacation days at the rate of 1.67 days per month. Vacation days cannot be carried over to the next year and Executive shall not be entitled to any pay for accrued and unused vacation days. Upon termination of employment, other than if Executive’s employment is terminated for Cause or if he resigns with Good Reason pursuant to Section 7(e), Executive shall be entitled to be paid for accrued and unused vacation days.

                       3.8 If the Business is sold to a third party in a stand-alone sale of the Business during the Employment Period, the Management Team will receive an amount (“Sale Bonus”) equal to 20.0% of the value of (x) the closing cash or other fixed non-cash consideration received at closing and (y) the fixed deferred cash amount, received by Asta from that sale, net of expenses, taxes (including without limitation transactional and Asta corporate taxes attributable to the transaction) and payment of debt and other liabilities (the “Value”). Asta’s Comp Committee in its sole discretion, after consultation with Executive (so long as the Executive is an employee), will set the allocation of the Value to Executive (not less than 10% nor more than 15% of the Value constituting part of the Sale Bonus) and the remainder to the other members of the Company’s Management Team. The payment of 50.0% of the Sale Bonus will be deferred for a period of two years and remain subject to reduction during such time pro rata to the members of the Management Team (A) on a first loss basis for indemnification claims or offsets related to fraud or misrepresentations attributable to the actions or inactions of any members of the Management Team and (B) for 20.0% of all other indemnification claims or offsets, in each case, against the purchase price for the Business. One half of the deferred amount will be paid on the one-year anniversary of the deferral and the second half paid on the second anniversary of deferral. Any fixed non-cash consideration shall be valued at fair market value as determined by the Board, in good faith, which value shall be deemed to be final and conclusive.

3.9       Notwithstanding any other provision of this Agreement, the Company retains the right, in its sole discretion, to refuse to enter into any agreement, understanding or arrangement that might or would lead to revenue or business for the Company. Asta will, as sole owner of the Company following the date hereof, be entitled to operate the Company in its sole discretion, as it deems appropriate, including any sale. Nothing herein shall cause “Profit Bonus” or “Sale Bonus” to be construed as constituting an equity interest in the Company in any form or manner. The Company shall maintain a standalone profit-and-loss statement.

4.      Inventions.

4.1     Executive agrees that any Invention, as defined below, shall be the sole and exclusive property of the Company, and further agrees to: (a) promptly and fully inform the Company in writing of any such Inventions; (b) assign to the Company all of Executive’s rights in and to such Inventions, and to applications for patents and copyright registrations and to patents and copyright registrations granted upon such Inventions in the United States or in any foreign country; and (c) promptly acknowledge and deliver to the Company, without charge to the Company but at the Company’s expense, such written instruments and perform such other acts as may be necessary, in the reasonable opinion of the Company, to obtain and maintain patents and copyright registrations and to vest the entire rights, interest in and title thereto in the Company.

4.2     Executive and the Company understand that the provisions of this Agreement requiring assignment of Inventions to the Company will not apply to any particular Invention that Executive can demonstrate meets each and all of the following criteria: (a) Executive develops entirely on his own time, completely outside of Executive’s normal working hours; (b) Executive develops without using Company equipment, supplies, facilities or trade secret or Confidential Information, as defined below; (c) does not result from any work performed by Executive for the Company; and (d) does not, either at the time of conception or at the time of reduction to practice, directly relate to the Business, as then conducted or planned to be conducted at the time of conception or at the time of reduction to practice. Any such Invention meeting all of the criteria set forth in clauses (a) through (d) above will be owned entirely by Executive, even if developed by Executive during the Employment Period or otherwise during the time period of his employment or association with the Company. Finally, Executive agrees and covenants that he will not individually file any patent applications relating to Inventions without first obtaining an express release from a duly authorized Company representative.

4.3     For purposes of this Agreement, the term “Inventions” means all discoveries, improvements, inventions, ideas and works of authorship, whether patentable or copyrightable, conceived or made by Executive either solely or jointly with others, and relating to any consultation, work or services performed by Executive with, for on behalf of or in conjunction with Asta, the Company or their affiliates or based on or derived from Confidential Information.

5.     Confidential Information.

5.1     Executive will hold all Confidential Information, as defined below, in the strictest confidence and never use, disclose, or publish any Confidential Information without the prior express written permission obtained from a representative duly authorized by the Company Board. Executive agrees to maintain control over any Confidential Information obtained prior to or during the term of this Agreement, and restrict access thereto to Asta, the Company or their affiliates or their respective employees, agents or other associated parties who have a need to use such Confidential Information for its intended purpose.

5.2     Promptly upon the Company’s written request (but in any event within ten days), all records and any compositions, articles, devices and other items which disclose or embody Confidential Information in Executive’s possession, including all copies, excerpts or specimens thereof, regardless of whether prepared or made by Executive or by others, will be destroyed or returned to the Company, at the Company’s option, by Executive and Executive will certify in writing to the Company that he has destroyed or returned all Confidential Information and embodiments thereof as required under this Agreement.

5.3     For purposes of this Agreement, the term “Confidential Information” shall mean all information developed by Executive as a result of his work with, for, on behalf of, or in conjunction with, Asta, the Company or their affiliates (individually or collectively, an “Asta Company”) and any information relating to an Asta Company’s processes and services, including information relating to research, know-how, formulae, product or service ideas, inventions, trade secrets, patents, patent applications, systems, products, programs and techniques and any secret, proprietary or confidential information, knowledge or data of an Asta Company, except such information that was developed by Executive prior to his employment by the Company. All information disclosed to Executive or to which Executive obtains access, whether originated by Executive or by others, and which is treated by an Asta Company as “Confidential Information” or which Executive has a reasonable basis to believe is “Confidential Information,” will be presumed to be “Confidential Information” for purposes of this Agreement. Notwithstanding the foregoing, the term “Confidential Information” will not apply to information which (i) Executive can establish by documentation was known to Executive prior to its receipt by Executive from an Asta Company, (ii) is lawfully disclosed to Executive by a third party not deriving such information from an Asta Company, (iii) is presently in the public domain or becomes a part of the public domain through no fault of Executive, or (iv) is required to be disclosed pursuant to applicable law, rule, regulation, or court or administrative order; provided, however, that Executive shall take reasonable steps to obtain confidential treatment for such items and shall promptly advise Asta of Executive’s notice of any such requirement in order to permit the Company to obtain such confidential treatment on its own behalf. Notwithstanding anything to the contrary herein, if Executive has concerns about possible violations of federal or state law or regulations, the Company encourages Executive to report such concerns to the General Counsel of Asta. In addition, nothing in this Agreement shall prohibit Executive from reporting or disclosing information under the terms of Asta’s Reporting Suspected Violations of Law Policy.

6.      No Solicitation of Customers or Employees. Executive acknowledges that each Asta Company has invested and will continue to invest substantial time, effort and expense in acquiring and compiling its proprietary information, trade secret and Confidential Information and in assembling its present staff of personnel. In order to protect the business value of each Asta Company’s proprietary information, trade secrets and Confidential Information, during Executive’s employment with an Asta Company and for two years immediately following the end of that employment with an Asta Company for any reason, whether or not initiated by the Executive or the Company, Executive agrees: (a) that all Confidential Information as defined above, also includes information regarding customers and prospective customers of an Asta Company, of which Executive learns during his employment with an Asta Company, and Executive agrees not to disclose or share any Confidential Information during said two year period; and (b) not to, directly or indirectly, induce or solicit any employees or customers of an Asta Company or its affiliates to leave their employment with an Asta Company or any of its affiliates without the unanimous prior written consent of the Company Board. Each of the restrictive covenants set forth above are separate and severable covenants under this Section 6.

7.      Termination. This Agreement will begin on the date first written above and shall continue until the five-year anniversary of such date with possibility for renewal if agreed upon by both parties in writing. Nevertheless, Executive’s employment under this Agreement may be earlier terminated in any of the followings ways: (a) immediately and automatically upon Executive’s death; (b) by the Company, upon not less than 14 days prior written notice to Executive, as a result of Executive’s incapacity due to physical or mental illness or injury resulting in Executive’s absence from, or inability to perform, his full-time duties hereunder for six consecutive weeks; (c) by the Company immediately for Cause; (d) by the Company upon not less than 14 days prior written notice to Executive for any reason or no reason; (e) by Executive immediately for Good Reason; or (f) by Executive upon not less than 30 days prior written notice to the Company for any reason or no reason.

8.     Effects of Termination. Following any termination of Executive’s employment under this Agreement, all compensation and benefits provided to Executive under this Agreement shall cease to accrue as of the date of such termination, except as set forth in the paragraphs below.

8.1     In the case of a termination arising under Section 7(a) from Executive’s death or under Section 7(b) from Executive’s incapacity, the Company shall, for a period of one month following such death, pay to the estate of Executive an amount equal to Executive’s monthly payment of Base Salary and continue the welfare benefit programs contemplated under Section 3.5 above, including paying all premiums for coverage for Executive’s dependent family members under all health, hospitalization, disability, dental, life and other insurance plans that the Company maintained at the time of Executive’s death. All deferred amounts, cash, stock and/or stock options will vest immediately on termination and be paid to the estate of Executive when they are scheduled to be paid pursuant to this Agreement.

8.2     In the case of a termination arising under Section 7(d) from the Company’s termination without Cause, or under Section 7(e) from Executive’s resignation with Good Reason, then, subject in all cases to Executive’s execution and delivery to the Company of a complete release and waiver of all claims in customary and negotiated form reasonably acceptable to the parties, the Company shall: (a) pay Executive severance pay in the form of continued payment of the Base Salary in accordance with the Company’s normal payroll cycle for two years after termination; and (b) if Executive elects continued coverage under COBRA, reimburse Executive for his health insurance premiums (for both Executive and his family) for a period of 24 months from the effective date of the release, but only to the extent that the Company was paying such premiums at the time of termination. All deferred amounts, cash, stock and/or stock options will vest immediately on termination and be paid to Executive when they are scheduled to be paid pursuant to this Agreement. In addition, Executive would be entitled to any earned but unpaid Profit Bonus that has not been paid to Executive for fiscal year(s) prior to the fiscal year in which the termination hereunder occurs.

8.3     In the case of a termination arising under Section 7(c) from the Company’s termination with Cause or under Section 7(f) from the resignation of the Executive without Good Reason, then no severance or continued benefits shall be due to Executive.

9.     Return of Company Property. All correspondence, reports, records, charts, advertising materials, designs, patents, business plans, financial statements, manuals, memoranda, lists, referral sources, and other property of the Company or its affiliates and in the possession or custody of Executive shall be and remain the property of the Company and its affiliates, as applicable. Any such documentation, information or property that is in the possession or custody of Executive shall be delivered promptly to the Company during the term of this Agreement and/or upon termination of Executive’s employment.

10.     Non-Competition.

10.1     In consideration of the various benefits provided by the Company to Executive under this Agreement, Executive agrees to be bound by the restrictive covenant set forth in this Section during the Restricted Period (as defined below). Executive recognizes and acknowledges the competitive and proprietary nature of the Business. Accordingly, Executive agrees that, during the applicable Restricted Period, as defined below, Executive shall not, without the prior written consent of the Company (which the Company may withhold or condition in its sole and complete discretion), for himself or on behalf of any other person or entity, directly or indirectly, either as principal, agent, stockholder, lender, consultant, officer, director, employee, agent, representative or in any other capacity, own, manage, operate or control, connected or employed by, in any manner with, or engage in or have any financial interest in, any enterprise engaging in the Restricted Business, as defined below, anywhere in the Restricted Territory, as defined below.

10.2     Nothing contained in this Agreement shall preclude Executive from purchasing or owning common stock or equity in any company engaging in the Restricted Business if such stock is publicly traded and Executive’s holdings therein do not exceed one percent of the total number of issued and outstanding shares of capital stock of such company.

10.3     For purposes of this Agreement: (a) “Restricted Period” means the period commencing on the date of this Agreement and (x) ending of the earlier the two-year anniversary of (i) the termination of this Agreement if Executive’s employment is terminated for Cause pursuant to Section 7(c) or if he resigns without Good Reason pursuant to Section 7(f) or (y) ending on the date of termination of this Agreement if Executive’s employment is terminated without Cause pursuant to Section 7(d) or if he resigns with Good Reason pursuant to Section 7(e); (b) “Restricted Business” means the Business of the Company (including any portion of the Business conducted through affiliates or subsidiaries of the Company) as conducted as of the date of expiration or termination of this Agreement (and as previously conducted within the two years prior to the date of such expiration or termination ), and any new businesses that are operated by the Company or any business that is operated by an Asta Company with which the Executive has had involvement or received any Confidential Information, including any substantially similar business that is competitive with the Business or those new or other businesses; and (c) “Restricted Territory” means anywhere in the United States where the Company or any of its affiliates, directly or indirectly, conducts the Business as of the date of expiration or termination of this Agreement or has conducted business within one year thereof.

10.4     If any part of this Section 10 (or any of the restrictive covenants set forth herein) should be determined by an arbitrator or court of competent jurisdiction to be unreasonable in duration, geographic area, or scope, then this Section 10 (and any other section herein) is intended to and shall extend to the maximum extent permitted by law for such period of time, geographic area activity as is determined by such arbitrator or court.

11.     Indemnification. Asta will indemnify the Executive as provided in Asta’s Bylaws.

13.      No Conflicting Agreements. Executive represents and warrants to the Company that the execution of this Agreement by Executive and Executive’s employment by the Company, and the performance of Executive’s duties hereunder, will not violate or breach any agreement with any former or existing employer, client, or any other person, firm or entity, to which agreement Executive is a party or by which agreement Executive is bound. Except as disclosed on the attached Exhibit A, Executive also represents and warrants that he is not affiliated in any manner (whether as a stockholder, member, partner, manager, director, officer, employee or otherwise) with any person or entity that has any business relationship with the Company.

14.     Assignment; Binding Effect. Executive understands that the Company is employing him on the basis of his personal qualifications, experience and skills. Therefore, Executive agrees that he cannot delegate any portion of his obligations under this Agreement. Executive may also not assign any of his rights under this Agreement without the prior written consent of the Company, which consent may be conditioned or withheld in the sole and complete discretion of the Company. Subject to the preceding two sentences, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective heirs, legal representatives, and permitted successors and assigns.

15.     Complete Agreement. This Agreement is not a promise of future employment. Except as specifically provided herein, Executive has received no oral representations, and has no other understandings or agreements with the Company (oral or written) or any of its officers, directors or representatives covering the same subject matter as this Agreement. This written Agreement, together with its exhibits and schedules, is the final, complete and exclusive statement and expression of the agreement between the Company and Executive pertaining to Executive’s employment. This Agreement may not be later modified except in a writing signed by a duly authorized officer of the Company and Executive, and no term of this Agreement may be waived except by a writing signed by the party waiving the benefit of such term. This Agreement hereby supersedes any other employment or consulting agreements or understandings, written or oral, between the Company and Executive.

16.      Notices. Whenever any notice is required hereunder, it shall be given in writing addressed as follows:

If to the Company:               SIMIA CAPITAL, LLC

210 Sylvan Avenue

Englewood, NJ 07632

Attention: Bruce Foster, CFO

With a copy to:                     Mandelbaum Salsburg, P.C.

3 Becker Farm Road

Suite 105

Roseland, NJ 07068

Attention: Daniel J. Barkin, Esq.

If to Executive:                     Mr. Patrick Preece

20 Ocean View Drive

Stamford, CT 06902

Notice shall be deemed to be delivered four days after it is mailed by registered or certified mail, postage prepaid, return receipt requested or one day after it is sent by a reputable overnight courier service. Either party may change the address for notice by notifying the other party of such change in accordance with this Section.

17.     Severability; Blue Pencil Doctrine. In the event that any one or more of the provisions of this Agreement or any application thereof, shall be found to be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions and any application thereof, shall not in any way be affected or impaired thereby. To the extent any provision of this Agreement is determined by the Arbitration Tribunal (as defined below) or court of competent jurisdiction to be unenforceable, the arbitrator or court of competent jurisdiction shall reform any such provision to make it enforceable to the maximum extent permitted by law. The provisions of this Agreement shall, where possible, be interpreted so as to sustain their legality and enforceability.

18.     Dispute Resolution.

18.1     To the greatest extent possible, the parties will endeavor to resolve any disputes relating to the Agreement through amicable negotiations. Failing an amicable settlement, any controversy, claim or dispute arising under or relating to this Agreement, including the existence, validity, interpretation, performance, termination or breach of this Agreement, other than as set forth below, shall be settled by binding arbitration before a three person arbitration panel (the “Arbitration Tribunal”) which will be jointly appointed by the Parties. (If the Parties cannot agree on the Arbitration Tribunal, each side shall select one arbitrator and the two selected arbitrators shall select the third arbitrator). The Arbitration Tribunal shall self-administer the arbitration proceedings utilizing the Commercial Rules of the American Arbitration Association (“AAA”). The Arbitration Tribunal must consist of at least one retired judge of a state or federal court of the United States or a licensed lawyer with at least 20 years of corporate or commercial law experience.

18.2     The arbitration will be held in New York, New York. Each party will have discovery rights as provided by the Commercial Rules of the AAA within the limits imposed by the arbitrators. It is the intent of the parties that any arbitration will be concluded as quickly as reasonably practicable. Once commenced, the hearing on the disputed matters will be held four days a week until concluded, with each hearing date to begin at 10:00 a.m. and to conclude at 5:00 p.m. The arbitrators will use all reasonable efforts to issue the final written report containing the award or awards within a period of twenty (20) business days after closure of the proceedings. Failure of the arbitrators to meet the time limits of this Section will not be a basis for challenging the award. The Arbitration Tribunal will not have the authority to award punitive damages to either party. Each party will bear its own expenses, but the parties will share equally the expenses of the Arbitration Tribunal. The Arbitration Tribunal shall award attorneys’ fees and other related costs payable by the losing party to the successful party. This Agreement will be enforceable, and any arbitration award will be final and non-appealable, and judgment thereon may be entered in any court of competent jurisdiction. Notwithstanding the foregoing, claims for injunctive relief for breaches of Sections 4, 5, 6, 9 and 10, and claims to enforce arbitration awards, shall be brought in a state or federal court in New York.

19.     Equitable Relief. Executive acknowledges and agrees that it would be difficult to fully compensate the Company for damages resulting from the breach or threatened breach of the covenants contained in Sections 4, 5, 6, 9 and 10 of this Agreement, and that any such breach would cause the Company irreparable harm. Accordingly, the Company will be entitled to seek injunctive relief, including but not limited to temporary restraining orders, preliminary injunctions and permanent injunctions, to enforce the terms thereof, without the need to demonstrate irreparable harm or, to the extent permitted by applicable law, the need to post any bond. This right to injunctive relief will not, however, diminish any of the Company’s other legal rights and remedies under this Agreement or at law.

20.      Governing Law; Jurisdiction and Venue. This Agreement shall in all respects be construed according to the laws of the State of New York, notwithstanding the conflicts-of-law provisions of such state. Subject to the provisions of Section 18 above, any claims for injunctive relief arising under this Agreement, and any claims to enforce an earlier issued arbitration award, shall be exclusively decided by a state or federal court in the State of New York. Executive hereby irrevocably waives his right, if any, to have any disputes between him and the Company arising out of or related to this Agreement decided in any jurisdiction or venue other than a state or federal court in the State of New York. Furthermore, Executive hereby irrevocably (a) waives any objection that he might have now or hereafter to the foregoing jurisdiction and venue of any such proceeding, (b) submits to the exclusive jurisdiction of any such court set forth above in any such proceeding, and (c) waives any claim or defense of inconvenient forum.

21.     WAIVER OF JURY TRIAL. EACH OF THE PARTIES HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING HEREUNDER OR BASED UPON ANY OF THE OTHER DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS AGREEMENT. EACH PARTY ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP; THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT; AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS. EACH PARTY FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A WRITTEN AGREEMENT, SIGNED BY BOTH PARTIES, SPECIFICALLY REFERRING TO THIS SECTION 21). FOR CLARITY, THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS OF THIS AGREEMENT.

22.     Further Assurances. Each party shall, without further consideration, execute such additional documents as may be reasonably required in order to carry out the purposes and intents of this Agreement.

23.     Interpretation. Executive has had a meaningful opportunity to work with legal counsel of his choosing and has either availed himself of such opportunity to his satisfaction or has independently determined not to seek such counsel. Furthermore, Executive has a meaningful opportunity to review and negotiate the terms and conditions of this Agreement. Since both parties have participated in the negotiation, drafting and finalization of their business relationship and documented such relationship in this Agreement, this Agreement will not be interpreted as though it has been drafted solely by the Company.

24.     Waivers. No term or condition of this Agreement will be deemed to have been waived nor shall there be any estoppel to enforce any provision hereof, except by a written instrument executed by the party charged with waiver or estoppel. A party’s delay, waiver or failure to enforce any of the terms of this Agreement or any similar agreement in one instance shall not constitute a waiver of its rights hereunder with respect to other violations of this or any other agreement.

25.     No Third Party Beneficiaries. This Agreement is only for the benefit of the Executive and the Company and no other person shall have any right, benefit or interest under or because of this Agreement.

26.       Section 409A. (a) This Agreement is intended to comply with the requirements of Section 409A of Internal Revenue Code of 1986, as amended (the “Code”) and regulations promulgated thereunder (“Section 409A”) to the extent it provides nonqualified deferred compensation (within the meaning of Section 409A). To the extent that any provision in this Agreement is ambiguous as to its compliance with Section 409A, the provision shall be read in such a manner so that no payments due under this Agreement shall be subject to an “additional tax” as defined in Section 409A(a)(1)(B) of the Code (the “Delay Period”), except (A) to the extent of amounts that do not constitute a deferral of compensation within the meaning of Treasury regulation Section 1.409A-1(b) (including without limitation by reason of the safe harbor set forth in Treasury regulation Section 1.409A-1(b)(9)(iii), as determined by the Company in its reasonable good faith discretion); (B) benefits which qualify as excepted welfare benefits pursuant to Treasury regulation Section 1.409A-1(a)(5); or (C) other amounts or benefits that are not subject to the requirements of Section 409A of the Internal Revenue Code (the “Code”). For purposes of Section 409A, each payment made under this Agreement shall be treated as a separate payment. In no event may Executive, directly or indirectly, designate the calendar year of payment. Notwithstanding anything contained herein to the contrary, Executive shall not be considered to have terminated employment with the Company for purposes of Section 7 hereof unless he would be considered to have incurred a “termination of employment” from the Company within the meaning of Treasury Regulation §1.409A-1(h)(1)(ii).

(b) To the extent that any right to reimbursement of expenses or payment of any benefit in-kind under this Agreement constitutes nonqualified deferred compensation (within the meaning of Section 409A) it shall be made or provided in accordance with the requirements of Section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during the term of this Agreement (or such other time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement is not subject to liquidation or exchange for another benefit.

(c) Any payment otherwise required to be made to the Executive under this Agreement at any date as a result of his termination of employment shall be delayed for such period of time as may be necessary to meet the requirements of Section 409A(a)(2)(B)(i) of the Code (the “Delay Period”). On the first business day following the expiration of the Delay Period, the Executive shall be paid, in a single lump sum, an amount equal to the aggregate amount of all payments delayed pursuant to the preceding sentence and any remaining payments not so delayed shall continue to be paid pursuant to the payment schedule set forth herein.

27.      Counterparts and Delivery. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same instrument. Counterpart signatures delivered by facsimile or other means of electronic transmission shall be valid and binding to the same as the delivery of original ink signatures.

28. Parachute Payments. In the event any payment of benefit (any “Payment”) Executive would receive from the Company pursuant to or in conjunction with a Change in Control” as defined in the Treasury Regulations promulgated under Code section 280G would (i) constitute a “parachute payment” within the meaning of Code section 280G,, and (ii) but for this sentence be subject to the excise tax imposed by code Section 4999 (the “Excise Tax”) then such Payment, then the payment shall be made by the company notwithstanding the loss of the income tax deduction to the Company. The Executive shall be personally responsible for any Excise Tax imposed on the payment.

*  *  *  *  *  *  *

In Witness Whereof, the parties have executed this Employment Agreement as of the date first above written.

COMPANY:		EXECUTIVE:

SIMIA CAPITAL, LLC

By:	/s/ Gary Stern	/s/ Patrick Preece
Name:	Gary Stern	Patrick Preece
Title:	Chairman

EXHIBIT A

●	Lead the Company’s and Asta’s efforts to monitor servicing of Asta’s current portfolio and develop and grow the Business;
●	Manage all facility, syndicate and underwriting and pricing processes, ensuring losses and yields are within approved tolerances (5% of principal advances and 18% yield);
●	Manage sales, marketing, compliance and KYC activities;
●	Propose a yearly operating plan and budget identifying all key objectives and associating the appropriate amount of incentives thereto;
●	Create periodic business metrics reporting and analysis as determined by the Company Board or Company Chairman;
●	Identify other business lines when appropriate and present strategies for these new asset classes to ASTA’s management;
●	Perform other duties as assigned by the Company Board or Asta’s Chief Executive Officer;
●	Spend at least two days a week at Asta’s offices; and
●	Manage all Company employees ensuring that all have documented objectives, measurements and performance reviews;

Exhibit B

List of Preece Board Seats

Saving Children, Building Families Foundation

The Wellington Group

Star Angel Network

Vital Neuro, LLC

IndicaTree, LLC

EXHIBIT C

DETERMINATION IF EXECUTIVE/MANAGEMENT TEAM IS ELIGIBLE FOR BONUS (18% REQUIREMENT):

PRINCIPAL COLLECTED DURING PERIOD		$ 10,000,000

ADD: INTEREST COLLECTED	$ 2,000,000
SUBTRACT: BAD DEBTS WRITTEN OFF	(200,000)

NET RETURN FOR THE PERIOD		$ 1,800,000

RATE OF RETURN		18%

IF QUALIFIED FOR ANNUAL BONUS, THE CALCULATION IS AS FOLLOWS:

REVENUE - CASH BASIS	$ 2,000,000

OPERATING EXPENSES, INCLUDING ORDINARY CHARGES INCURRED BY THE COMPANY - CASH BASIS	1,500,000

NET PROFIT INCURRED FOR THE PERIOD		$ 500,000

BONUS RATE		20%

TOTAL BONUS AMOUNT		$ 100,000

PAYABLE IN CASH AND/OR STOCK		$ 50,000

DEFERRED PORTION SUBJECT TO HOLDBACK		$ 50,000